UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
May 12, 2008
Date of Report (Date of earliest event reported)
Sovereign Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16581 (Commission File Number)	23-2453088 (IRS Employer Identification No.)

1500 Market Street, Philadelphia, Pennsylvania (Address of principal executive offices)		19102 (Zip Code)
(267) 256-8601
Registrant’s telephone number, including area code
n/a
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 9, 2008, Sovereign Bancorp, Inc. (“Sovereign” or the “Company”), and Banco Santander, S.A., a sociedad anónima (“Santander”), entered into a letter agreement (the “Letter Agreement”) pursuant to which Santander agreed to waive certain notice and preemptive rights under Section 2.04 of the Investment Agreement dated as of October 24, 2005 (the “Investment Agreement”), with respect to the public offering of shares of common stock of Sovereign described in Item 8.01 below. The purpose of the Letter Agreement is to assure that if Santander does not participate in the public offering and its common stock ownership percentage is diluted as a result, Santander will maintain the right to appoint the same number of directors that it can presently appoint until Sovereign’s regular annual meeting in 2009. The Letter Agreement does this generally by excluding, until the date of such meeting, any shares issued in an offering such as the one announced by Sovereign from the ownership percentage calculations applied to determine the number of directors Santander may appoint.
     The foregoing description is a summary of the Letter Agreement and is not complete and therefore is qualified in its entirety by reference to the full text of the Letter Agreement, a form of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
     The Letter Agreement does not prevent Santander from participating in any offering in which it has waived preemptive rights, including the offering discussed below, and Santander has indicated to the Company that it wishes to participate in such offering. Based on oral expressions of interest made to our management by representatives of Relational Investors, LLC, another substantial shareholder of the Company, we also believe that Relational wishes to participate in the public offering described below.
Item 8.01. Other Events.
     On May 12, 2008, Sovereign issued a press release announcing the public offering of $1.0 billion of shares of common stock and that Lehman Brothers Inc. is acting as the sole book-running manager of the offering. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The shares of common stock to be issued in the public offering are to be registered pursuant to the Company’s current shelf registration statement on Form S-3 (SEC File No. 333-133514).
     Also on May 12, 2008, Sovereign Bank (the “Bank”), a federal savings bank and a subsidiary of Sovereign, issued a press release announcing that the Bank intends to offer, subject to market conditions and approval of certain matters by the Office of Thrift Supervision, approximately $500 million of fixed rate subordinated notes due 2018. The Bank expects to commence the offering as soon as it has obtained the regulatory approvals. A copy of this press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

     On April 28, 2008, a former employee filed a putative class action in Pennsylvania federal court alleging violations of ERISA against the Company, the retirement committee that administers the Company’s retirement plans, all of the current directors and other individuals. The plaintiff alleges that the defendants knew or should have known that the Company’s common stock was not a prudent investment for the Company’s retirement plan. The plaintiff also alleges that the defendants provided the putative class and the investing community with inadequate disclosure concerning the Company’s financial condition, resulting in the stock having an inflated value. The plaintiff further claims that Sovereign charged excessive interest to the ESOP. The putative class period is from January 1, 2005 to the present. The Company believes that the claims are without merit and intends to vigorously defend the claims.
     Filed herewith are selected slides reflecting certain forward-looking information regarding our credit outlook and pro forma capital information in light of the forecasts reflected in those slides and giving effect to the offerings referenced above. Statements which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the results of proposed financing activities. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in Sovereign’s Annual Report on Form 10-K for the most recently ended fiscal year.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Form of Letter Agreement, dated May 9, 2008, by and between Sovereign Bancorp, Inc. and Banco Santander, S.A.
99.1	Press Release, dated May 12, 2008, of Sovereign Bancorp, Inc.
99.2	Press Release, dated May 12, 2008, of Sovereign Bank
99.3	Selected Slides, dated May 12, 2008, of Sovereign Bancorp, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.
Dated: May 12, 2008	By:	/s/ Stacey V. Weikel
		Name:	Stacey V. Weikel
		Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Letter Agreement, dated May 9, 2008, by and between Sovereign Bancorp, Inc. and Banco Santander, S.A.
99.1	Press Release, dated May 12, 2008, of Sovereign Bancorp, Inc.
99.2	Press Release, dated May 12, 2008, of Sovereign Bank
99.3	Selected Slides, dated May 12, 2008, of Sovereign Bancorp, Inc.